Amarantus Licenses MANF-related Wolfram’s and Diabetes Therapeutic and Diagnostic

Intellectual Property from University of Massachusetts Medical School

Positive in-vitro Data for MANF as a Biomarker and Therapeutic in Beta Cell Degeneration

SAN FRANCISCO, Dec. 18, 2013 (GLOBE NEWSWIRE) -- Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to neurodegeneration and apoptosis, today announced that it has entered into an exclusive worldwide license agreement with the University of Massachusetts Medical School for intellectual property surrounding the use of mesencephalic astrocyte-derived neurotrophic factor (MANF) as both a biomarker and a treatment for beta cell-degenerating disorders (the "License"). The license agreement includes all intellectual property covering the use of MANF as a biomarker and treatment for beta cell degeneration disorders, including Wolfram syndrome, Type-1 diabetes and Type-2 diabetes. The License expands the company's extensive intellectual property portfolio for MANF, including composition of matter and method of use patents and patent applications worldwide for MANF and derivative sequences for protein therapy, gene therapy and cell therapy applications.

"With this agreement, we have further positioned Amarantus as the only company in the world in a position to bring MANF to market, and have now expanded the list of therapeutic indications for MANF to include Wolfram syndrome, Type-1 diabetes and Type-2 diabetes," said Gerald E. Commissiong, president & CEO of Amarantus. "In addition we have licensed the use of MANF as a biomarker in these indications, which we believe will bolster the pipeline of our diagnostic division. As we continue the reprioritization of the MANF pipeline towards orphan indications, Wolfram syndrome represents an attractive orphan opportunity with a highly organized patient population that could accelerate time to commercialization for MANF. We are delighted to note that academic researchers in the United States and Europe have continued to increase our understanding of the potential for MANF to treat Wolfram syndrome and diabetes."

Concurrent with this announcement, the company reports positive data for MANF in treating degenerating beta cells in various cellular models of beta cell degeneration. The data, generated by the lab of former University of Massachusetts Medical School researcher Dr. Fumihiko Urano, MD, PhD, demonstrates that MANF has a potent activity in preserving beta cell viability in response to endoplasmic reticulum stress (ER Stress) that mimic Wolfram syndrome and diabetes in vitro. In addition, MANF is selectively secreted by beta cells in response to ER Stress.

"MANF continues to demonstrate an ability to rescue and improve the viability of cells that have undergone ER Stress due to a variety of pharmacologic insults" said David A. Lowe, Ph.D, a member of the Amarantus Board of Directors. "Diabetes has become a worldwide epidemic, with a population in the United States alone exceeding 25 million patients. We believe that Wolfram syndrome may represent an excellent model for evaluating treatments that could impact underlying endoplasmic reticulum stress that plays a central role in the degeneration of insulin-producing beta cells, and we intend to fully support researchers who are continuing to make progress towards evaluating MANF in human clinical studies."

Wolfram syndrome is a rare genetic disorder that affects roughly 300 people and causes diabetes mellitus, optic atrophy, deafness and other neurologic problems. It is typically diagnosed in early adolescence and patients die by the age of 30. According to the World Health Organization, the prevalence of diabetes is expected to increase from 171 million patients in 2000, to 366 million patients by 2030. The global market for diabetes products currently stands at $41B and is estimated to grow to $118B by 2018. The United States accounts for approximately 37 percent of the global market, and that share is expected to shrink to 28 percent as emerging markets begin to consume diabetes products. A product such as MANF that could alter the underlying progression of beta cell degeneration could have a significant impact on the market for Wolfram's and diabetes products.

About Amarantus

Amarantus is a development-stage biotechnology company founded in January 2008. The Company has a focus on developing certain biologics surrounding the intellectual property and proprietary technologies it owns to treat and/or diagnose Parkinson's disease, Alzheimer's disease, Traumatic Brain Injury, and other human diseases. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. The Company also is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

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